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EXHIBIT 10.24


                                F5 NETWORKS, INC.
                           INCENTIVE COMPENSATION PLAN
                             FOR EXECUTIVE OFFICERS



    F5 Networks has established an incentive compensation plan for executive officers. The plan provides for targeted bonuses set at a percentage of base salary and payable subject to achievement of performance metrics. The percentage of base salary may vary among the executive officers and may be increased above the target if the performance metrics are exceeded. The performance metrics are as follows.

    50% of the incentive compensation is based on successfully achieving a quarterly revenue goal. 50% is based on achieving a quarterly EBITDA goal.

    The quarterly revenue and EBITDA goals are set periodically by the Board of Directors.

PAYMENT TERMS

    The incentive compensation is paid linearly above 80% of targeted goals. (i.e.: 80% of the possible incentive compensation will be paid for revenues at 80% of goal, 90% is paid for revenues at 90% of goal.) Both goals must hit 100% for the increase above target to apply. No incentive compensation will be paid for results less than 80% of goals. If earned, payments will be made quarterly.